漢 坤 律 師 事 務 所
Han Kun Law Offices
Suite 4709, Time Square Excellence Plaza, 4068 Yitian Road, Futian District, Shenzhen 518048, P. R. China
Tel: (86 755) 3680 6500; Fax: (86 755) 3680 6599

February 2, 2011

China Century Dragon Media, Inc.
Room 801, No. 7, Wenchanger Road
Jiangbei, Huizhou City, Guangdong Province, China 516003
86-752-3138789

Ladies and Gentlemen,

We hereby consent to (i) the use of our name and the inclusion of our opinion under the caption “Contractual Arrangements” in the Prospectus Summary of the registration statement on Form S-1 (the “Registration Statement”) filed by China Century Dragon Media, Inc. (the “Company”) with the United States Securities and Exchange Commission (file No. 333-166 866) in connection with the registration under the United States Securities Act of 1933, as amended, of common stock, par value $0.0001 per share, of the Company, (ii) the use of our name in under the caption “Risk Factors” in the Registration Statement, (iii) the use of our name in documents incorporated by reference in the Registration Statement, (iv) the references to us under the caption “Legal Matters” in the Registration Statement, and (v) to the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at Suite 4709, Time Square Excellence Plaza, 4068 Yitian Road, Futian District, Shenzhen 518048, People’s Republic of China.

Very truly yours,

Han Kun Law Offices

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